Exhibit 99.4

CONSENT OF UBS SECURITIES LLC

We hereby consent to the use of our opinion letter dated November 28, 2007 to the Board of Directors of US BioEnergy Corporation (the “Company”) included as Annex 5 to the Joint Proxy Statement/Prospectus which forms a part of Amendment No. 2 to the Registration Statement on Form S-4 relating to the proposed merger involving the Company, VeraSun Energy Corporation and Host Acquisition Corp. and to the references to such opinion in such Joint Proxy Statement/Prospectus under the headings “Summary - Opinions of Financial Advisors,” “The Merger - Background of the Merger,” “The Merger - Reasons for the Merger and Recommendation of the US BioEnergy Board of Directors,” and “The Merger - Opinion of UBS Securities LLC.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

UBS SECURITIES LLC

New York, New York

Dated February 21, 2008